Exhibit 99.1

INVESTOR RELATIONS

Contact: Charles M. Fleischman President Digene Corporation (301) 944-7000 www.digene.com Investor Relations: Lauren Levine/Lanie Fladell Media: Sean Leous FD Morgen-Walke (212) 850-5600

DIGENE CORPORATION ANNOUNCES RECORD FISCAL
2003 THIRD QUARTER RESULTS
- Total Revenues Increase 19% to $17.0 Million; Product Sales Increase to $16.9 Million -
- Net Loss Narrows to $0.6 Million, or $0.03 per Share -

     GAITHERSBURG, Maryland, May 6, 2003 — Digene Corporation (Nasdaq: DIGE) today reported financial results for the fiscal 2003 third quarter ended March 31, 2003.

Total revenues for the third quarter of fiscal 2003 increased 19% to $17.0 million compared to $14.2 million reported for the third quarter of fiscal 2002. Net loss for the third quarter narrowed to $0.6 million, or $0.03 per share, versus a net loss of $3.3 million, or $0.19 per share, for the fiscal 2002 third quarter. Net loss for the fiscal 2002 third quarter included a one-time charge of $2.5 million related to the buyback of certain test rights from Abbott Laboratories. Gross margin on product sales expanded to 77.4% for the third quarter of fiscal 2003 from 67.3% for the third quarter of fiscal 2002.

For the nine months ended March 31, 2003, total revenues increased 22% to $44.0 million compared to $36.2 million for the first nine months of fiscal 2002. Net loss for the nine months was $4.6 million, or $0.25 per share, compared to $4.9 million, or $0.29 per share, in the same period last year. Gross margin on product sales expanded to 77.0% for the first nine months of fiscal 2003 from 70.1% for the same period in fiscal 2002.

Commenting on the quarter, Evan Jones, Digene’s Chairman and Chief Executive Officer, stated, “The third quarter of fiscal 2003 was one of significant achievement. We achieved record revenues, narrowed our net losses, and made significant progress toward launching the hc2 High-Risk (HR) HPV DNA Test™ for adjunctive cervical cancer screening. Product sales increased 45% to $16.9 million from $11.7 million in the prior year period. Product sales do not include $2.3 million of revenue recognized from contract minimums under a European distribution contract in the third quarter of fiscal 2002. Our U.S. business continued to perform well during the quarter increasing 38% relative to the prior year period to over $12 million. U.S. HPV revenues increased 43% relative to the prior year period to more than $10 million.”

Mr. Jones added, “As we near the end of fiscal 2003, we are encouraged by the tremendous opportunities that lie ahead. On March 31st, the U.S. Food and Drug Administration approved our Pre-Market Approval Supplement application for our hc2 HR HPV DNA Test for use with a Pap test to adjunctively screen women age 30 and older to assess the presence or absence of high-risk HPV types. This approval, together with the preliminary screening guidelines published by the American Cancer Society in November and the strong and growing body of clinical support for HPV testing as a critical component of cervical cancer screening programs, have brought forth a new paradigm in the prediction and prevention of cervical cancer. As pioneers of this effort, we are working expeditiously towards the commercial launch of our new product indication, DNA with Pap™.”

During the quarter we continued to strengthen our sales and marketing team. C. Douglas White joined Digene as Vice President, North American Sales and Marketing. During his prior career, Mr. White worked for 17 years in the diagnostic industry with companies including Abbott Laboratories, Chiron, Bayer, and Igen. At Bayer Diagnostics Mr. White held the position of Vice President Sales and Marketing, and prior thereto he was Vice President, Marketing for Chiron Diagnostics. In Europe, Corinne Segalen, M.D. joined Digene as General Manager, Digene France. Dr. Segalen had been Vice President, France/Belgium for NovoNordisk and earlier, Vice President, Marketing and Hospital Sales at Pharmacia & Upjohn in France.

“We are extremely pleased to have professionals with the stature of Mr. White and Dr. Segalen join us in these important roles,” said Robert Lilley, Digene’s Senior Vice President, Global Sales and Marketing. “Mr. White is highly regarded and sophisticated in the field of molecular diagnostic test product introduction. In his new role, Mr. White will lead Digene’s efforts to launch the DNA with Pap indication in the U.S. – a $400 million potential market. Dr. Segalen will help build our French affiliate and lead our European Women’s Health initiatives.”

Digene Outlook

The following forward-looking information is being provided as a convenience to investors. The projections herein are based upon numerous assumptions, many of which Digene cannot control and which may not develop as Digene expects. Consequently, actual results may differ materially from the guidance and objectives described herein. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fourth fiscal quarter ending June 30, 2003, the Company expects total revenues to be in the range of $18 million to $19.5 million with gross margins of approximately 77%. This guidance includes revenues from the ASC-US indication and from the DNA with Pap indication in the US. With an expected turn to profitability during the quarter, net income is projected to be between breakeven and $0.6 million.

For the fiscal year ending June 30, 2003, the Company expects total revenues to be in the range of $62.0 million to $63.5 million with gross margins of approximately 77%. Net loss for fiscal 2003 is projected to range between $4.0 million and $4.6 million. Digene projects fiscal 2003 total HPV Test revenue to range between $49.5 million and $51.5 million, of which approximately $39.5 million to $41.5 million will come from the U.S.

For the full year of fiscal 2004, Digene expects total revenue of between $88 million and $95 million, with a full year pre-tax profit of at least $0.35 per share, or approximately $6.5 million.

Digene management will host a conference call to discuss results for the fiscal 2003 third quarter on May 6, 2003 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through May 13, 2003; and may be accessed by dialing (402) 977-9140 access code 21141646.

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene hc2 HR HPV DNA Test is approved in the U.S. for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women age 30 and older and as a follow-up to an abnormal Pap test result. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: http://www.digene.com. For more information on HPV testing, please visit: http://www.thehpvtest.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, the extent of reimbursement for the HPV Test by third party payors, the success of the Company’s marketing efforts and its ability to scale up manufacturing operations to meet any increased demand, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net loss per share and shares)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Revenues:
Product sales	$16,901	$11,683	$43,505	$32,771
Distribution contract	—	2,348	—	2,951
Other	81	182	543	457

Total revenues	16,982	14,213	44,048	36,179

Costs and expenses:
Cost of product sales	3,812	3,825	10,000	9,790
Research and development	2,482	2,239	6,648	6,655
Selling and marketing	7,427	5,700	20,147	14,139
General and administrative	4,077	3,462	12,342	8,349
Amortization of intangible assets	—	37	—	113
Abbott Termination Fee	—	2,500	—	2,500

Loss from operations	(816)	(3,550)	(5,089)	(5,367)

Other income (expense):
Other income	196	72	307	84
Interest income	136	141	479	533
Interest expense	(72)	(6)	(202)	(11)

Loss from operations before income taxes	(556)	(3,343)	(4,505)	(4,761)

Provision for (benefit from) income taxes	63	(24)	78	167

Net loss	$(619)	$(3,319)	$(4,583)	$(4,928)

Net loss per share	$(0.03)	$(0.19)	$(0.25)	$(0.29)

Weighted average shares outstanding	18,118,253	17,683,415	18,116,461	17,161,810

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31,	June 30,
	2003	2002

	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$8,414	$9,453
Short-term investments	22,564	30,140
Total current assets	49,389	56,770
Total assets	57,962	67,241
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$14,889	$16,942
Long-term liabilities	2,938	10,660
Total stockholders’ equity	40,135	39,639

Total liabilities and stockholders’ equity	$57,962	$67,241